EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") dated as of this 2nd day of January, 2009 (the "Effective Date"), is made by and between GYRODYNE COMPANY OF AMERICA, INC., a New York corporation, its successors or assigns, having an office at 1 Flowerfield, Suite 24, St. James, NY 11780 ("Purchaser"), and FAIRFAX MEDICAL CENTER, LLC, a Virginia limited liability company, having an address of c/o Chung & Press, P.C., 6718 Whittier Avenue, Suite 200, McLean, Virginia 22101 ("Seller").

RECITALS:

WHEREAS, Seller and Purchaser, intending to be bound by this Agreement, desire to set forth herein the terms, conditions and agreements under and by which Seller shall sell to Purchaser and Purchaser shall purchase from Seller the Property (hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.	THE PROPERTY.

1.1. Description.   Subject to the terms and conditions of this Agreement, and for the consideration set forth herein, Seller hereby agrees to sell, assign and convey, and Purchaser hereby agrees to purchase and acquire, all of Seller's right, title and interest in and to the following (collectively, the "Property"):

1.1.1.   That certain parcel of real property consisting of approximately 3.47 acres of improved and unimproved land, located at 10721 Main Street, Fairfax, Virginia, being more specifically described on Exhibit 1.1.1, attached hereto, and all rights, title and interests in and to such land (collectively, the "Land");

1.1.2.   All buildings, improvements, fixtures and parking facilities located on the Land, or any portion thereof, including, without limitation, those certain buildings containing approximately 59,109 aggregate gross rentable square feet, allocated among the north wing comprised of approximately 28,468 gross rentable square feet ("Building 1"), the south wing comprised of approximately 29,641 gross rentable square feet ("Building 2"), an annex to Building 1 comprised of approximately 1,000 gross rentable square feet ("Annex"), a covered parking structure containing approximately 65 covered parking spaces ("Parking Structure") and an uncovered parking lot containing approximately 119 surface parking spaces ("Parking Lot") (Building 1, Building 2, Annex, Parking Structure, collectively referred to herein as the "Building"), together with all other improvements, facilities and fixtures located on the Land (the Building, the Parking Lot and any and all other improvements located on the Land are hereinafter referred to collectively as the "Improvements");

1.1.3.   All furniture, fixtures, tangible and intangible personal property, machinery, apparatus and equipment currently used in the operation, repair and maintenance of the Land and the Improvements (excluding, however, any tangible personal property or fixtures which are owned by tenants or which may be removed by tenants under the terms of their leases), including without limitation the personal property identified in Exhibit 1.1.3 attached hereto (collectively, the "Personal Property");

1.1.4.   All easements, hereditaments and appurtenances, if any, pertaining or affecting the Land, including, without limitation, any and all mineral, riparian and sewer rights relating thereto (collectively, the "Easements");

1.1.5.  Any public street, road and/or alley abutting the Land, to the center line thereof, if any ("Abutting Roads");

1.1.6.  All of the leases, licenses or occupancy agreements, as amended, identified on the Schedule of Leases attached hereto as Exhibit 1.1.6 (collectively, the "Existing Leases") and any New Leases (hereinafter defined) approved by Purchaser (the Existing Leases and any New Leases are referred to herein collectively as the "Leases"), and all of the security deposits, including interest, if any, due thereon with respect to the Leases (the "Security Deposits"), including the Security Deposits held by Seller in connection with the Existing Leases, all of which are identified in Exhibit 5.1.16, attached to this Agreement;

1.1.7   All of the Assumed Contracts (hereinafter defined);

1.1.8   The non-exclusive right to use any name used to designate the Property, or any part thereof, including without limitation "Fairfax Medical Center";

1.1.9   All warranties and guaranties issued in connection with the Improvements or the Personal Property, which remain in effect as of Closing (hereinafter defined); and

1.1.10  All consents, authorizations, variances or waivers, licenses, certificates of occupancy, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality with respect to the Land (collectively, the "Entitlements").

1.2. Agreement to Convey.  Seller agrees to convey, and Purchaser agrees to accept, on the Closing Date (hereinafter defined): (a) marketable fee simple title to the Land, the Easements, the Improvements and interest, if any, in Abutting Roads (collectively, the "Real Property"), by way of a special warranty deed, to be executed and delivered by Seller at Closing, and which shall be subject only to the Permitted Exceptions (as hereinafter defined) affecting or encumbering the Real Property; and (b) the remainder of the Property, by way of one or more bills of sale, assignments and other appropriate documents as may be reasonably proposed by Purchaser and reasonably acceptable to Seller, to be executed and delivered by Seller (and, as applicable, Purchaser) at Closing.

1.3 Condition of the Property.  Purchaser acknowledges and agrees that, except as otherwise expressly provided in this Agreement, Seller does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, concerning or with respect to the nature, quality or condition of the Property. Purchaser further acknowledges that it has had, and will continue to have during the Inspection Period, the opportunity to inspect the Property. Purchaser further acknowledges and agrees that, except as expressly provided in this Agreement, the sale of the Property as provided for herein is made on an "AS IS, WHERE IS" basis.

2.	PURCHASE PRICE, DEPOSIT, PAYMENT AND CLOSING.

2.1. Purchase Price.  The purchase price for the Property (the "Purchase Price") is THIRTEEN MILLION ONE HUNDRED SIXTY THOUSAND AND NO/100 U.S. DOLLARS ($13,160,000.00), as adjusted by the parties pursuant to Section 2.5.

2.2.  Deposit. Within two (2) business days following the Effective Date, Purchaser shall deposit into escrow with Stewart Title and Escrow, Inc. (alternatively, the "Escrow Agent" or the "Title Company"), in the form of cash, certified or cashier's check or by federal wire transfer, the sum of ONE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($100,000.00) (the "Initial Deposit"). Once posted, the Initial Deposit shall be refundable upon the demand of Purchaser, without any right by Seller to object or delay such refund, in the event that Purchaser terminates this Agreement in accordance with Section 3.7, below, or any other provision of this Agreement, on or before 5:00 p.m., Washington, D.C. time, on the Approval Date (as defined in Section 3.1, below). If Purchaser elects to proceed to Closing pursuant to Section 3.7, below, on or before 5:00 p.m., Washington, D.C. time, on the Approval Date, then promptly thereafter, Purchaser shall deposit an additional sum of ONE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($100,000.00) (the "Additional Deposit") into escrow with Title Company in the form of cash, certified or cashier's check or by federal wire transfer. The Initial Deposit and the Additional Deposit, together with any interest earned thereon, is hereinafter referred to as the "Deposit." Once deposited, the Initial Deposit and the Additional Deposit, as applicable, shall be held by the Title Company pursuant to an escrow agreement in the form attached hereto as Exhibit 2.2 (the "Escrow Agreement"), and they shall be deposited in an interest-bearing escrow account established by the Title Company and otherwise pursuant to the terms hereof. After 5:00 p.m., Washington, D.C. time on the Approval Date, provided Purchaser has elected to proceed to Closing pursuant to Section 3.7, below, the entire Deposit shall be non-refundable, except as otherwise expressly provided herein. Notwithstanding any other provision of this Agreement to the contrary, if Purchaser terminates this Agreement following the Approval Date (a) as a result of an event of default by Seller which continues uncured beyond any applicable notice and cure period, (b) because any of the Conditions Precedent (hereinafter defined) to Closing have not been satisfied, or (c) in accordance with any of the other terms of the Agreement, the entire Deposit shall be refundable pursuant to the terms of the Escrow Agreement.

2.3. Payment. On the Closing Date, Purchaser shall pay to Seller the Purchase Price, subject to adjustment for the prorations as provided in Section 7, below, and reflected on the mutually- acceptable Settlement Statement described in Section 8, below.

2.4. Closing. Recordation of the Deed (as hereinafter defined), payment of the Purchase Price and the closing hereunder (the "Closing") will take place pursuant to an escrow closing on or about March 31, 2009, or a date mutually selected by Purchaser and Seller (the "Closing Date") but in no event later than April 30, 2009 (the "Outside Date"). In the event that Seller requests Closing to occur after the Closing Date, Purchaser shall grant such extension if (i) the requested date occurs prior to the Outside Date, (ii) Purchaser's lender consents to such extension and (iii) Seller agrees to pay any extension fees charged by Purchaser's lender in connection therewith. Closing shall occur at 11:00 a.m., Washington, D.C. time on the Closing Date and shall be conducted by the Title Company at its offices, or at such other place in Northern Virginia as may be selected by Purchaser. Notwithstanding the foregoing, Purchaser and Seller shall endeavor to conduct the Closing by depositing (by overnight or local courier) into escrow with the Title Company all closing documents and other items in connection therewith no later than the first business day immediately prior to the Closing Date. In addition, Purchaser and Seller shall endeavor to finalize all prorations and adjustments to the Purchase Price, and prepare and execute a settlement statement detailing all such items and costs of Closing, no later than two (2) business days prior to the Closing Date.

2.5. Adjustment to Purchase Price. The parties acknowledge that asbestos containing materials ("ACM") are located in the Building and that the cost of remediation of ACM to be incurred by Purchaser after the Closing is a fair and reasonable cause for reducing the Purchase Price. Prior to the expiration of the Due Diligence Period, Purchaser shall obtain an estimate for remediation of the ACM from Young Environmental, or such other third party consultant mutually agreeable to Seller and Purchaser (the "ACM Remediation Cost"). Seller agrees to reduce the Purchase Price in the amount of the ACM Remediation Cost; provided, however, that the ACM Remediation Cost shall not exceed SIXTY THOUSAND AND NO/100 DOLLARS ($60,000.00). Seller agrees to execute an amendment to this Agreement for the purpose of reducing the Purchase Price pursuant to this Section 2.5. In consideration of said reduction of the Purchase Price, Purchaser hereby waives any and all claims for reimbursement of costs for remediation of ACM in the Building.

2.6 Purchaser Financing. Purchaser's obligations under this Agreement shall be contingent on Purchaser's obtaining financing in a principal amount that is equal to the greater of fifty-nine percent (59%) of the purchase price of the Property, or EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00) in the form of a new loan or an assumption and modification of existing debt secured against the Property by Virginia Commerce Bank (the "Existing Lender") in Purchaser's sole discretion. In the event that Existing Lender fails to notify Purchaser of its consent to the new loan or the assumption and modification of the existing debt, on terms acceptable to Purchaser, by 5:00 p.m. ET on the date that is one (1) business day prior to the expiration of the Due Diligence Period (defined below), then Purchaser may exercise its right to terminate this Agreement on the Approval Date pursuant to Section 3.7.

3.	INSPECTIONS AND APPROVALS.

3.1. Inspections and Approvals. Purchaser shall have a period of time (the "Due Diligence Period"), commencing on the Effective Date, and expiring at 5:00 p.m., Washington, D.C. time, on the date (the "Approval Date") which is forty-five (45) days after the Effective Date, in which to conduct the inspections and studies described in this Section 3. The Due Diligence Period need not last the full forty-five (45) days and, at Purchaser's sole election, may be ended by Purchaser upon two (2) days prior written notice to Seller.

3.2. Access to the Property and Indemnification by Purchaser. Seller agrees that, during the Due Diligence Period, Seller shall permit Purchaser and Purchaser's agents and representatives access to the Property and any tenants or other occupants of the Property for purposes of conducting such physical and environmental and other inspections of the Property as Purchaser shall deem necessary to properly inspect the Property in order to determine the suitability of the Property for Purchaser's intended use thereof, subject to advance notice of at least twenty-four (24) hours and Seller's right to have its representative present during such inspection. Purchaser agrees, while conducting any tests or inspections pursuant to the terms of this Section 3.2, to use reasonable efforts to avoid any disruption of the activities of Seller or any tenant or occupant of the Property. Purchaser agrees to restore the Property, at Purchaser's sole cost and expense, in the event that any inspection or test performed by Purchaser requires or results in any physical damage to the Property. In addition, Purchaser agrees that it shall indemnify, defend and hold harmless Seller against any and all actions, claims, losses, costs, damages and expenses (including reasonable third party attorneys' fees) actually incurred by Seller to the extent arising from or relating to any of the actions of Purchaser and Purchaser's agents on the Property during the Due Diligence Period, including without limitation, any claims for amounts owed by Purchaser to its contractors and agents; provided, however, that Purchaser shall not be required to indemnify Seller to the extent that any such loss, injury, liability, damage or expense was caused by the negligence or misconduct of Seller, its employees or its agents. The indemnification obligations of Purchaser set forth in this Section 3.2 shall survive any termination of this Agreement.

3.3. Inspection of Documents. If not already provided to Purchaser prior to the execution of this Agreement, within three (3) business days after the Effective Date, Seller shall deliver to Purchaser the following (but only to the extent that such is in Seller's possession or control) (collectively, the "Study Materials"):

3.3.1.  a copy of the most recent title insurance commitment issued with respect to the Property;

3.3.2.  a copy of Seller's most recent survey depicting the boundaries of the Property and all improvements which are a part of the Property;

3.3.3.  a true and correct copy of all soils, seismic, geologic reports, surveys, plans and specifications for the Property and all operating systems in the Improvements, and all architectural, engineering, zoning, life safety system reports, reports regarding compliance with the Americans with Disabilities Act, and all other reports or studies relating to the Property;

3.3.5.  a true, correct and complete list of all vendors with whom Seller is dealing with respect to the Property, as of the date hereof, and/or with whom Seller has previously dealt during the past twelve (12) months, and invoices from all such vendors, and Seller shall promptly deliver to Purchaser any updates thereto;

3.3.6.   a list of all utility companies which service the Property and the bills and invoices rendered to Seller by each such utility company for the most recent four (4) months;

3.3.7.  a copy of the real property tax bills, and any special assessments, received by Seller in connection with the Property, together with all invoices stamped "paid" by the taxing authority, for the three (3) most recent tax years;

3.3.8.  copies of all of the Contracts (hereinafter defined), affecting or pertaining to the Property, together with all amendments, supplements and modifications thereto;

3.3.9.  copies of all environmental reports, studies, permits and all other documents pertaining to any use or presence of Hazardous Materials (hereinafter defined) in, on, under or about the Property or pertaining to any other environmental matter with respect to conditions in, on, under or about the Property, or operations and businesses conducted thereon;

3.3.10. copies of all Entitlements and copies of any proffers, contracts or other agreements that may create any obligations with respect to the Property, including without limitation any obligation to construct or maintain any improvements on the Property, or which requires the owner of the Property to participate in any activity or contribute any money;

3.3.11. copies of all of the Leases affecting all or any part of the Property and the lease files maintained by Seller or its agents or representatives, including without limitation all correspondence to and from any tenants or prospective tenants;

3.3.12. copies of all management, leasing, listing or brokerage agreements relating to the Property, including without limitation all documents pertaining to Seller's obligation, if any, to pay future leasing commissions upon the renewal of, or expansion under, any of the Leases;

3.3.13. copies of all warranties and guaranties currently in effect with respect to the Property;

3.3.14. copies of all books and records compiled for the Property by or on behalf of Seller and income expense statements, setting forth all items of income and expense received or incurred with respect to the Property, on both an annual and monthly basis, for the past two (2) years; and

3.3.15. copies of all other documents, instruments and agreements relating to the Property which are reasonably requested in writing by Purchaser.

3.4. Title and Survey.

3.4.1. Purchaser may, as and to the extent Purchaser deems necessary or appropriate, at Purchaser's sole cost and expense, obtain (a) a commitment to insure title (the "Title Commitment") from the Title Company, to issue an owner's policy of title insurance covering the Land and the Improvements, and (b) an ALTA survey, covering the Land and the Improvements thereon, prepared by a qualified surveyor selected by Purchaser and licensed in the Commonwealth of Virginia (the "Survey").

3.4.2. Purchaser shall have until 5:00 p.m., Washington, D.C. time, on the Approval Date in which to provide written notice to Seller ("Title/Survey Notice") of any matters affecting or relating to title to the Property, including those disclosed by the Title Commitment (collectively, the "Title Objections"), or shown on the Survey (collectively, the "Survey Objections"), which are not satisfactory to Purchaser, in Purchaser's sole and absolute discretion. Within five (5) days following any Title/Survey Notice, Seller shall provide a written response to Purchaser ("Seller's Response") stating the extent, if any, to which Seller will undertake to resolve to the reasonable satisfaction of Purchaser any Title Objections or Survey Objections. Seller's failure to timely deliver a Seller's Response shall be deemed to be an election by Seller to decline to undertake to cure any such Title Objections or Survey Objections. If Seller declines (or is deemed to have declined) to undertake an obligation to cure any Title Objections and/or Survey Objections, Purchaser shall have five (5) days following the earlier to occur of (i) its receipt of Seller's Response (which Seller's Response shall be in writing) or (ii) the fifth (5th) day after Purchaser's delivery of a Title/Survey Notice, in which to elect, in its sole and absolute discretion, to either (a) terminate this Agreement by written notice to Seller, and demand and receive the Deposit, without any right by Seller to object to or delay such refund, in which event neither party shall thereafter have any further rights, obligations or liability hereunder, except with respect to any obligations which expressly survive the termination of this Agreement, or (b) to continue this Agreement in effect, in which event the Title Objections and/or Survey Objections that Seller has declined (or deemed to have declined) to cure shall become Permitted Exceptions. If Purchaser fails to give notice within said 5-day period then Purchaser shall be deemed to have elected to terminate the Agreement pursuant to clause (a), above.

As used herein, the term "Title/Survey Objection Cure Period" shall mean the ten (10) day period following Seller's Response, in the instance where Seller timely delivers a Seller's Response stating therein that Seller will affirmatively act to resolve to the reasonable satisfaction of Purchaser any and/or all Title Objections and/or Survey Objections. In the event Seller delivers written notice to Purchaser (the "Failure to Cure Notice") that Seller is unable to cure any Title Objections and/or Survey Objections which it has agreed to cure by 5:00 p.m., Washington, D.C. time, on the last day of the Title/Survey Objection Cure Period, Purchaser shall have five (5) days in which to elect, in its sole and absolute discretion to either: (a) terminate this Agreement by written notice to Seller, and demand and receive the Deposit, without any right by Seller to object to or delay such refund, in which event neither party shall thereafter have any further rights, obligations or liability hereunder, except with respect to any obligations which expressly survive the termination of this Agreement; or (b) waive such Title Objection(s) and/or Survey Objection(s) and continue this Agreement in effect, in which event such Title Objection(s) and/or Survey Objection(s) shall become Permitted Exceptions. If Purchaser fails to give notice within said 5-day period then Purchaser shall be deemed to have elected to terminate the Agreement pursuant to clause (a), above.

3.5. Contracts. On or before the Approval Date, Purchaser shall notify Seller in writing as to which of the Contracts, if any, Purchaser elects to assume at Closing (such Contracts being herein referred to as the "Assumed Contracts"). As used herein, the term "Contracts" shall mean all service, maintenance, supply, management, leasing, brokerage or other contracts relating to the operation of the Property, and all other such contracts or agreements in effect as of the Effective Date, all of which are listed on Exhibit 3.5 attached hereto. Purchaser shall have no liability under any Contract which Purchaser has not expressly agreed to assume prior to the Approval Date, and Seller hereby agrees to indemnify and hold Purchaser harmless from and against any and all claims, damages, liabilities, obligations, costs or expenses (including reasonable third party attorneys' fees) actually incurred by Purchaser and arising out of any Contract which has not been assumed by Purchaser at Closing. The foregoing indemnification obligation of Seller shall survive recordation of the Deed and the Closing hereunder.

3.6. Permitted Exceptions. Purchaser shall accept title to the Property, subject only to the following exceptions (the "Permitted Exceptions"):

3.6.1. Those matters affecting or relating to the title to, or the survey of, the Property: (a) to the extent shown in the Title Commitment or on the Survey, and which were not included in a Title/Survey Notice given by Purchaser prior to the Approval Date; (b) which were included in a Title/Survey Notice, but for which (i) Purchaser has elected to continue this Agreement in effect notwithstanding Seller's declination to cure in accordance with Seller's Response, or Seller's failure to cure within the Title/Survey Objection Cure Period, in accordance with Section 3.4.2; or (ii) Purchaser has, at Purchaser's sole option waived the cure thereof; or (c) which Purchaser has otherwise approved in writing;

3.6.2 All of the Assumed Contracts and the Leases; and

3.6.3 The lien of non-delinquent real and personal property taxes and assessments;

it being agreed that encumbrances, liens or other matters of record that evidence, secure or create a monetary obligation, liability or debt shall not be Permitted Exceptions and shall be removed by Seller at or before Closing, whether or not they were the subject of a Title/Survey Notice, for which purpose the proceeds of the Purchase Price may be used.

3.7. Intent to Proceed. If Purchaser determines, in its sole discretion, that Purchaser wishes to proceed to Closing hereunder, Purchaser shall provide written notice to Seller of its intent to proceed to Closing, subject to all of the terms and conditions of this Agreement, including, but not limited to, any termination rights of Purchaser set forth in this Agreement providing for the termination of this Agreement by Purchaser following the Approval Date and the satisfaction of the Conditions Precedent to Closing, on or before 5:00 p.m., Washington, D.C. time, on the Approval Date. Purchaser may also terminate this Agreement at any time on or before 5:00 p.m., Washington, D.C. time, on the Approval Date by written notice thereof to Seller. In the event that, by such date and time, Purchaser fails to deliver written notice to Seller stating that Purchaser has elected to proceed to Closing, such failure shall be deemed to be an election by Purchaser not to purchase the Property and to terminate this Agreement. If this Agreement is terminated pursuant to the terms of Section 2.6, Section 3.4.2 or this Section 3.7, including any such termination resulting from the failure of Purchaser to deliver written notice of its intent to proceed to Closing, (i) Purchaser shall return to Seller any Study Materials in its possession and/or control, (ii) Purchaser shall pay the full escrow fee charged by the Title Company, (iii) the Deposit shall be immediately returned to Purchaser upon demand therefor, and (iv) neither party shall thereafter have any further rights, obligations or liability hereunder, except with respect to Purchaser's restoration and indemnification obligations set forth in Section 3.2.

4.            SELLER'S OBLIGATIONS PRIOR TO CLOSING.  From and after the Effective Date and until Closing, or earlier termination of this Agreement, Seller and/or Seller's agents or representatives shall:

4.1 Insurance. Keep the Property insured, in an amount sufficient to satisfy any co-insurance requirement or stipulation, against fire and other hazards covered by extended coverage endorsement and comprehensive public liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property.

4.2 Operation. Operate and maintain the Property in a manner consistent with commercially reasonable standards, make all repairs and/or replacements in connection with any damage to the Property, and deliver the Property to Purchaser at Closing in the condition existing as of the Approval Date, excepting normal wear and tear.

4.3 Notices. Provide to Purchaser, immediately upon the receipt thereof, any and all notices in any manner relating to the Property received by Seller or its agents or representatives from any governmental or quasi-governmental instrumentality, insurance company, tenant under any of the Leases, vendor or other party under any of the Contracts, or from any other entity or party.

4.4 Compliance with Law. Take all actions with respect to the Property that are necessary to maintain the Property's compliance with all applicable laws (including without limitation, the Environmental Laws), orders, rules and regulations applicable to the Property and the operation and maintenance thereof, including without limitation making timely application for any and all permits, certificates, licenses or other Entitlements, or any renewals of any of the same, required to legally own, operate, occupy and maintain the Property.

4.5 Compliance with Agreements. Take all actions necessary to comply with all of the Leases, Contracts, Entitlements, Easements and all other agreements, covenants, encumbrances and obligations affecting or relating to the Property and the ownership, operation and maintenance thereof. Seller shall pay (or cause to be paid) all utility bills, tax bills and other invoices and expenses relating to the Property, as and when the same become due.

4.6 New Contracts. Not, without the prior written consent of Purchaser, enter into any new Contract affecting the Property or the maintenance, repair or operation thereof. In the event that Purchaser (a) approves in writing any such new Contract, and (b) as a part of such approval, expressly agrees to assume such new Contract at Closing, such new Contract shall constitute an Assumed Contract as such term is defined and used in this Agreement.

4.7 Leases. Not, without the prior written consent of Purchaser: (a) execute any new Leases affecting the Property, or any part thereof (the "New Leases"); (b) amend, modify or supplement any Existing Lease; (c) terminate (except upon a default by the tenant thereunder) or accept the surrender of any Existing Lease; or (d) approve any sublease; provided, however, that Seller is authorized to accept the termination of Leases at the end of their existing terms and to expand, extend or renew any Leases pursuant to expansion, extension or renewal options specifically contained in a Lease and properly exercised by the tenants thereunder. From the Effective Date through the Closing Date, Seller agrees to permit Purchaser to negotiate lease renewals with month-to-month tenants ("Renewal Tenants") and new leases with prospective tenants ("New Tenants") on terms, and lease forms, acceptable to Purchaser (the "New Form Lease"). Upon Seller's written request, Purchaser shall keep Seller informed of all developments with regard to said negotiations. The New Form Lease shall contain the following provision: "Submission of this Lease by Landlord is not an offer to enter into this Lease but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Lease until Landlord has executed and delivered the same to Tenant." Purchaser may present the New Form Lease to Renewal Tenants and New Tenants, and if executed by such tenants, Seller agrees to execute the applicable lease and deliver the fully executed lease (a "Ratified Lease") into escrow with the Title Company to be delivered to Purchaser at Closing as an assigned lease pursuant to Section 8.1.3. In the event that this transaction does not Close, Seller may, in its discretion, void any and all Ratified Leases or deliver the Ratified Leases to the respective tenants, thereby giving the Ratified Leases full force and effect. Purchaser shall pay at Closing for any brokerage commissions due in connection with Ratified Leases assigned to Purchaser.

4.8 Removal of Personal Property. Not, without the prior written consent of Purchaser, remove any article of Personal Property, except as may be necessary for repairs or the discarding of worn out or useless items; provided, however, that any such Personal Property so removed shall be promptly returned to the Property upon its repair and/or replaced by new Personal Property of similar quality and utility prior to Closing.

4.9 Security Deposits. Not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, apply any of the Security Deposits, whether or not a default of a tenant has occurred under any of the Leases.

4.10 Encumbrances. Not, without the prior written consent of Purchaser, grant or record any easement, permit, right of way, encumbrance or other interest of any kind affecting the Property.

4.11 Hazardous Materials. Not discharge, disburse, release, store, treat, generate, dispose of, or knowingly or willfully allow to escape or migrate, on or from the Property any Hazardous Materials (hereinafter defined). Purchaser agrees that tenant use and storage of Hazardous Materials, if any, on the Property shall be permitted to the extent that such use and storage complies with applicable Environmental Laws (hereinafter defined).

4.12 Zoning Classification Change. Not, without the prior written consent of Purchaser, file, consent or support any application to change the zoning classification of the Property.

4.13 Marketing of the Property. Not market, solicit, negotiate, or accept offers for the purchase, lease or other transfer of the Property from any other party.

5.	REPRESENTATIONS AND WARRANTIES.

5.1. By Seller. Seller represents and warrants to Purchaser, as of the Effective Date, that:

5.1.1. Seller owns fee simple interest in the Property.

5.1.2. Seller is a limited liability company validly existing under the laws of the Commonwealth of Virginia. Seller has (i) the power, right and authority to enter into and perform all of the obligations required of Seller under this Agreement and the instruments and documents referenced herein, and to consummate the transaction contemplated hereby, (ii) taken all requisite action and obtained all requisite consents, releases and permissions in connection with entering into this Agreement and the instruments and documents referenced herein or required under any covenant, agreement, encumbrance, law or regulation with respect to the obligations required hereunder, including, without limitation, the receipt of any and all approvals and/or consents authorizing Seller to sell and otherwise convey to Purchaser the Property pursuant to the terms and provisions of this Agreement. No consent of any other party is required for the performance by Seller of its obligations hereunder, except as described above.

5.1.3. This Agreement is, and all agreements, instruments and documents to be executed and delivered by Seller pursuant to this Agreement shall be, duly authorized, executed and delivered by Seller. This Agreement is, and all agreements, instruments and documents to be executed and delivered by Seller pursuant to this Agreement shall be, valid and legally binding upon Seller and enforceable in accordance with their respective terms. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby does now constitute or shall result in a breach of, or a default under, any agreement, document, instrument or other obligation to which Seller is a party or by which Seller may be bound.

5.1.4. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or state bankruptcy or insolvency law is pending against or, to the best of Seller's knowledge, threatened against, or contemplated by, Seller.

5.1.5. No lien, other than a lien for real estate taxes not yet due and payable and that certain deed of trust securing a loan Existing Lender in the original principal amount of NINE MILLION AND NO/100 DOLLARS ($9,000,000.00) (the "Existing Deed of Trust"), encumbers or affects title to the Property. Seller is not delinquent in the payment of any tax (real estate or otherwise) bills, utility bills, water or sewer bills in respect of the Property, or bills or invoices from any vendor or contractor providing goods or services to the Property, or otherwise arising out of the ownership, operation and/or maintenance of the Property.

5.1.6. Seller has not made and will not make any commitments or representations to the applicable governmental authorities, any adjoining or surrounding property owners, any civic association, any utility, or any other person or entity that would in any manner be binding upon Purchaser or the Property.

5.1.7. There are no existing, pending, or, to the best of Seller's knowledge, threatened condemnation, incorporation, annexation or moratorium proceedings affecting the Property (or any portion thereof).

5.1.8. There is no claim, action, litigation, arbitration or other proceeding (zoning, environmental or otherwise), or governmental investigation, pending or, to the best of Seller's knowledge, threatened against the Property or Seller, which relates to the Property or could, in any manner, materially and adversely affect the transactions contemplated in this Agreement, result in a lien against the Property, result in an action against Purchaser, or affect the purchase of the Property by the Purchaser or the ownership by the Purchaser of the Property after Closing, nor, to the best of Seller's knowledge, is there any basis for any such action, proceeding, investigation or litigation. Seller has not received any written notice from any federal, state, county or municipal agency or authority claiming a material violation or breach of any laws, ordinances, orders, regulations or guidelines affecting the Property, which breach or violation has not been cured by Seller. If Seller receives notice of any such claim, litigation or proceeding prior to the Closing, Seller shall promptly notify Purchaser of the same in writing.

5.1.9. Seller has not received any written notices from any insurance company claiming any violation of the terms of any insurance policy, or requiring any changes or alterations to the Property as a condition to continuing coverage under any insurance policy or denying insurance coverage for any reason.

5.1.10. Seller has not received any written notices from any governmental officials to the effect that the Property was not constructed, or is not now, in conformity with the plans and specifications therefor or with any applicable code, law, ordinance, order or regulation, including without limitation the Americans with Disabilities Act, and all amendments thereto, or regulations promulgated thereunder.

5.1.11. To the best of Seller's knowledge and unless otherwise provided to Seller in the Study Materials: (a) all systems within the building(s) located on the Property, including without limitation the HVAC system, the security system, the plumbing system, the electrical system, the elevator systems, and the fire and life safety system, are in working order relative to their age and prior use; (b) the roof(s) of the building(s) are in working condition relative to their age and prior use; and (c) all permits, licenses, certificates of occupancy and other Entitlements required to occupy and operate the building(s), and building systems described in Section 5.1.11(a), have been issued, or will be issued by the Closing Date, and are currently in full force and effect.

5.1.12. With respect to the Property: (a) there are no leases, subleases, licenses or other rental or occupancy agreements (oral or written) with respect to or affecting the Property, except for those Leases listed on the Schedule of Leases or the Rent Roll attached hereto as Exhibit 1.1.6 or Exhibit 5.1.16, respectively, true and complete copies of which have been previously, or will be, delivered to Purchaser, including all amendments, modifications and assignments, if any, thereto; (b) none of the Leases has been amended, modified or assigned except as set forth in Exhibit 1.1.6 or Exhibit 5.1.16; (c) except as set forth in Exhibit 1.1.6 or Exhibit 5.1.16, none of the Leases or Contracts (as hereinafter defined) provides for the payment of any brokerage fees, commissions or any similar payments by the lessor under any of the Leases to any third party in connection with the existence or execution thereof, or in connection with any renewal, expansion or extension of any Lease which has occurred prior to, or may occur after, Closing (the foregoing representation and warranty shall survive Closing indefinitely); (d) to the best of Seller's knowledge, all of the Leases and any guaranties related thereto are in full force and effect; (e) no rentals or other amounts due under the Leases have been paid more than one (1) month in advance; (f) to the best of Seller's knowledge, there are no uncured defaults by Seller, or any tenants, under any of the terms and provisions of the Leases and Seller has received no written notice from any tenant of a default by Seller, as landlord under any of the Leases; (g) except as set forth in Exhibit 1.1.6 or Exhibit 5.1.16, no tenants are entitled to any free rent, abatement of rent or similar concession, or to any offset or defense against the payment of rent and, to the best of Seller's knowledge, no tenant has asserted any defense or set-off against the payment of rent in connection with the Leases or has contested any tax, operating cost or other escalation payments or occupancy charges, or any other amounts payable under its Lease; (h) no damage, escrow, security or other deposits of any type have been tendered to the landlord by any of the tenants under the Leases; (i) all tenants under the Leases are in possession of their respective premises; (j) except for a collateral assignment of leases, rents and deposits to Seller's Lender, which will be removed or otherwise extinguished by Seller at or prior to Closing, Seller has not assigned, mortgaged, pledged, sublet, hypothecated or otherwise encumbered any of its rights or interests under any of the Leases or Security Deposits; and (k) to the best of Seller's knowledge, no Lease has been assigned or sublet by any tenant.

5.1.13. To the best of Seller's knowledge, no work has been performed, or labor or materials supplied, on behalf of Seller, or by Seller or its agents for the benefit of a Tenant, at or on the Property, or in connection with the construction, maintenance, rehabilitation or alteration of the Property or any of the Improvements, for which payment has not been paid in full, and no contractor, subcontractor or other party has any claim for payment of any of the same or the right to place a lien against the Property therefor. To the extent said claims exist, they shall be satisfied prior to Closing.

5.1.14. To the best of Seller's knowledge, the Property and the current use, occupation and condition thereof do not violate any applicable deed restrictions or other covenants, restrictions or agreements, including without limitation any of the Permitted Exceptions, applicable to the Property.

5.1.15. The Schedule of Leases attached hereto as Exhibit 1.1.6 is a true, accurate and complete list of all of the Leases and all amendments, supplements and modifications thereof, affecting the Property as of the Effective Date.

5.1.16. The Rent Roll attached hereto as Exhibit 5.1.16 accurately describes the information set forth therein with respect to all of the Leases affecting the Property, and, to the best of Seller's knowledge, all information contained therein is true and correct, as of the Effective Date.

5.1.17. Except for the Leases and the Contracts described in Exhibit 3.5, there are no commitments, contracts, licenses, options or other agreements of any kind affecting or relating to the Property. Seller has heretofore delivered to Purchaser true and complete copies of each of the Contracts, including all amendments and modifications thereto. Each of the Contracts is presently in full force and effect, and, to Seller's knowledge, no party thereto is in default beyond any applicable cure periods.

5.1.18. Except to the extent identified in (i) that certain Phase I Environmental Site Assessment Report prepared by PSI Environmental Geotechnical Construction dated July, 1997; (ii) that certain report prepared by CTGroup Environmental, LLC dated July 2, 2003; and (iii) the Phase I Environmental Site Assessment to be prepared by ECC, Inc. for the benefit of Purchaser (collectively, the "Environmental Reports"), Seller has no knowledge of the existence of any Hazardous Materials or any above-ground or underground storage tanks in, on, under or about the Property whether or not in violation of any Environmental Laws, and Seller has not, and, to the best of Seller's knowledge, no other person or entity has, generated, stored, manufactured, processed, treated, spilled, released or disposed of any Hazardous Materials on the Property, or transported Hazardous Materials to or from the Property. Seller has not received any notice from any governmental authority inquiring about, seeking to investigate, or claiming the existence of, any Hazardous Materials on, under or about the Property. To Seller's knowledge, there are no filings of an environmental nature with respect to the Property required to be filed with any federal, state and local regulatory agencies. The term "Hazardous Materials" as used herein shall mean any product, substance, chemical, material or waste (including biomedical waste products) whose presence, nature, quantity and/or intensity of existence, use, manufacture, processing, treatment, storage, disposal, transportation, spill, release or effect, either by itself or in combination with other materials on or expected to be on the Property, is either (a) potentially injurious to public health, safety, welfare, or the environment, or to the Property; (b) regulated, monitored, or subject to reporting by any governmental authority; or (c) a basis for potential liability to any governmental agency or a third party under any applicable Environmental Laws. Without limiting the foregoing, the term "Hazardous Materials" includes, but is not limited to, hydrocarbons, petroleum, gasoline, asbestos containing materials, crude oil or any products or byproducts thereof; provided, however, that the term "Hazardous Materials" shall not include de minimus amounts of biomedical waste, gasoline, motor oil and/or standard cleaning and office supplies used in the ordinary course of business on the Property, the Release of which does not require reporting to any governmental authority or response or remediation under any applicable Environmental Laws. As used herein, the term "Release" shall have the same meaning as such term in Section 101(22) of the Comprehensive Environmental Response and Liability Act ("CERCLA"), 42 U.S.C. 9601(22). The term "Environmental Laws" as used herein shall mean all federal, state and local laws, ordinances, rules, regulations, codes or orders, including, without limitation, any requirement imposed under any permits, licenses, judgments, decrees, agreements or recorded covenants, conditions, restrictions or easements, the purpose of which is to protect the environment, human health, public safety or welfare, or which pertain to Hazardous Materials. Seller will immediately give Purchaser notice of any information or notice of which Seller becomes aware from and after the Effective Date to the Closing Date, which pertain to the existence of (a) any Hazardous Materials on the Property, or (b) any violation of Environmental Laws.

5.1.19. Seller is a "United States Person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code, as amended, and is not a "disregarded entity" as defined in Section 1445-2(b)(2)(iii) of the Internal Revenue Code.

5.1.20. There are no outstanding purchase contracts, options or any other agreements of any kind, written or oral, recorded or unrecorded, whereby any person or entity other than the Seller has acquired or has any basis to assert any lien (except those that shall be discharged by Seller at Closing), right, title or interest in, or right to possession, use, enjoyment or proceeds of all or any portion of the Property, except the Permitted Exceptions.

5.1.21.  Neither Seller, nor, to the best of Seller's knowledge, any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, managers or directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

5.1.22. Seller shall undertake commercially reasonable measures to ensure that neither Seller nor its members, managers, officers, employees, agents, contractors discloses or uses information regarding this Agreement in violation of Sections 12.6 and 12.15 hereinbelow.

5.1.23. Subject to Section 10.2, below, Seller agrees to indemnify Purchaser and hold Purchaser harmless and defend Purchaser from and against any and all actual loss, cost, claims, liabilities, damages and expenses, including, without limitation, reasonable third party attorneys' fees and expenses, to the extent arising as the result of a material breach of any of the representations, warranties, covenants, agreements or obligations of Seller set forth in this Agreement. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that Purchaser shall not be entitled to rely on any representation made by Seller to the extent that prior to or at the Approval Date, Purchaser shall have or obtain actual knowledge of any information that was contradictory to such representation or warranty, yet despite such knowledge chose to close on this transaction.

5.2. By Purchaser. Purchaser represents and warrants to Seller as of the Effective Date that:

5.2.1. Purchaser is a corporation validly existing and organized under and by virtue of the laws of the State of New York. Purchaser has (i) the power, right and authority to enter into and perform all of the obligations required of Purchaser under this Agreement and the instruments and documents referenced herein, and to consummate the transaction contemplated hereby, (ii) taken all requisite action and obtained all requisite consents, releases and permissions in connection with entering into this Agreement and the instruments and documents referenced herein or required under any covenant, agreement, encumbrance, law or regulation with respect to the obligations required hereunder, including, without limitation, the receipt of any and all approvals and/or consents authorizing Purchaser to purchase from Seller the Property pursuant to the terms and provisions of this Agreement. No consent of any other party is required for the performance by Purchaser of its obligations hereunder.

5.2.2. This Agreement is, and all agreements, instruments and documents to be executed and delivered by Purchaser pursuant to this Agreement shall be, duly authorized, executed and delivered by Purchaser. This Agreement is, and all agreements, instruments and documents to be executed and delivered by Purchaser pursuant to this Agreement shall be, valid and legally binding upon Purchaser and enforceable in accordance with their respective terms. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby does now constitute or shall result in a breach of, or a default under, any agreement, document, instrument or other obligation to which Purchaser is a party or by which Purchaser may be bound.

5.2.3. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby does now constitute or shall result in a breach of, or a default under, any agreement, document, instrument or other obligation to which Purchaser is a party or by which Purchaser may be bound, or any law, statute, ordinance, rule, governmental regulation or any writ, injunction, order or decree of any court or governmental body, applicable to Purchaser or to the Property.

5.2.4. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or state bankruptcy law is pending against or, to the best of Purchaser's knowledge, threatened against, or contemplated by, Purchaser.

5.2.5. Subject to Section 10.1, below, Purchaser agrees to indemnify Seller and hold Seller harmless and defend Seller from and against any and all loss, cost, claims, liabilities, damages and expenses, including, without limitation, reasonable third party attorneys' fees and expenses, to the extent arising as the result of a breach of any of the representations, warranties, covenants, agreements or obligations of Purchaser set forth in this Agreement.

5.3. Broker. Seller and Purchaser each acknowledge that Trust Properties, Inc. ("Broker") represents the Seller, and Seller and Purchaser each represent to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the sale of the Property, other than Broker. Seller represents to Purchaser that Broker will be compensated by Seller under separate written agreement. Seller and Purchaser each agree to indemnify, defend and hold harmless the other from and against the claims of any broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented such party or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property in breach of such party's foregoing representation. This mutual indemnity shall survive Closing and any termination of this Agreement.

5.4. Survival. All of the representations of Seller and Purchaser made in this Agreement and in any other instrument or agreement entered into in connection herewith, the indemnity obligations of Purchaser contained in Sections 3.2, 5.2.5 and 5.3, and of Seller contained in Sections 5.1.23 and 5.3, and any provision of the Agreement that provides for performance, observance or payment after the Closing, shall survive recordation of the Deed and Closing hereunder for a period of one (1) year from the Closing Date, after which no suit, action or other claim may be initiated with respect to such matters.

6.	CONDITIONS PRECEDENT TO CLOSING.

6.1. Conditions. The obligation of Purchaser to consummate the acquisition of the Property hereunder is subject to the full and complete satisfaction of each of the following conditions precedent (collectively, the "Conditions Precedent"):

6.1.1. The representations and warranties of Seller contained in this Agreement shall be true, complete and accurate, in all material respects, on and as of the date hereof and the Closing Date as if the same were made or re-made on and as of the Closing Date.

6.1.2. There shall not have been filed by or against Seller at any time prior to or on the Closing Date any bankruptcy, reorganization or receiver petition.

6.1.3. Title to the Property shall be in the condition required by this Agreement and shall be insurable at ordinary rates.

6.1.4. Seller shall have performed each and every obligation and covenant of Seller to be performed hereunder except to the extent waived by Purchaser in writing.

6.1.5. Except as expressly permitted under this Agreement, Seller shall not have entered into any New Leases, or amended, modified, supplemented or terminated any Existing Leases, without the prior written consent of Purchaser.

6.1.6. Seller shall have kept in full force and effect with respect to the Property the policies of insurance in effect at the execution of this Agreement.

6.1.7. Subject to the provisions of Section 9.1, below, the Property shall be in the same condition that it was in on the Effective Date, excepting normal wear and tear and any invasive testing performed by Purchaser pursuant to Section 3.2, above, and Seller shall have operated and maintained the Property in a manner consistent with commercially reasonable standards, made all repairs and/or replacements in connection therewith (excepting repair and/or replacement obligations of any tenants under any of the Leases or of Purchaser under Section 3.2, above), and all costs and expenses related thereto shall have been paid in full.

6.1.8. Seller shall not have entered into any new Contracts or amended, modified, supplemented or terminated any of the Assumed Contracts, without the prior written consent of Purchaser.

6.1.9. Except as otherwise provided herein, (i) Seller shall have complied with all laws, rules, regulations, ordinances, judgments, statutes or orders relating to the ownership, operation and maintenance of the Property, and (ii) Seller shall not have taken any action, or omitted to take any required action, which could give rise to a violation of any of same and shall have kept all requisite Entitlements in full force and effect and shall have taken all requisite action necessary to transfer or assign the Entitlements to Purchaser upon Closing.

6.1.10. Seller shall have obtained from tenants occupying, in the aggregate, at least seventy-five percent (75%) of the occupied space of the Building an estoppel certificate ("Estoppel Certificate") in the form attached hereto as Exhibit 6.1.10 or as may be required by Purchaser's lender, which Estoppel Certificate shall (a) confirm, and not in any way materially deviate from, the information contained in the Rent Roll attached hereto as Exhibit 5.1.16 and (b) confirm that such tenant possesses all licenses, permits and governmental authorizations required to carry out its business operation within the premises.

6.1.11. To the extent applicable, Seller shall have caused to be transferred to Purchaser all Non-Cash Security Deposits (hereinafter defined) posted by tenants under their respective Leases, unless the same have been applied by Seller in good faith, with Purchaser's reasonable prior written approval thereof, upon a default beyond any applicable notice and cure periods by the respective tenant.

6.1.12. From the Approval Date through the Closing Date and except as otherwise permitted under the Agreement, there shall be no flammable or explosive materials, petroleum or petroleum products, natural gas or synthetic gas usable for fuel, radioactive materials, asbestos, radon, PCBs or any other toxic wastes or substances, including, without limitation, any Hazardous Materials Released on the Property (including the land, surface and subsurface soil, surface water, ground water and improvements, if any). From the Approval Date through the Closing Date, there shall be no new Releases of Hazardous Materials or hazardous conditions in the vicinity of the Property which would, in Purchaser's reasonable discretion, adversely affect the marketability of the Property.

6.1.13. No part of the Property shall have been acquired by authority of any governmental agency in the exercise of its power of eminent domain, by purchase in lieu thereof, or by dedication (except at the request of Purchaser).

6.1.14. There shall be no special assessments or surcharges imposed by any governmental authority or utility company against the Property and/or the owner(s) of the Property; provided, however, that increases in real estate tax rates, whether in general or specifically applicable to commercial property, whether for use in the Fairfax County general fund or for transportation earmarks, shall not be deemed to be a special assessment or surcharge hereunder.

6.2. Waiver of Conditions Precedent. Purchaser shall have the right to waive some or all of the foregoing conditions in its sole and absolute discretion; provided, however, that no such waiver shall be effective or binding on Purchaser unless it is in writing and executed by an authorized officer of Purchaser.

7.	CLOSING COSTS AND PRORATIONS.

7.1. Purchaser's Costs. Purchaser will pay the following costs of closing this transaction:

7.1.1. All recordation taxes and fees due in connection with the recordation of the Deed;

7.1.2. The costs of preparation of the Deed;

7.1.3. All premiums, fees and costs associated with the issuance of the Title Policy;

7.1.4. One-half (1/2) of all settlement fees approved by Purchaser and other charges of the Title Company due in connection with the closing of this transaction which are attributable to Purchaser;

7.1.5. The fees and disbursements of Purchaser's counsel and any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction;

7.1.6. Any and all costs and expenses in connection with obtaining financing for the purchase of the Property, including without limitation any recordation and transfer taxes required to be paid upon the recordation of any deed of trust, mortgage or other security agreement executed and recorded in connection with such financing; and

7.1.7. One-half (1/2) of the Escrow Agent's fee; provided, however, that if Purchaser terminates this transaction, Purchaser shall pay all of the Escrow Agent's fee.

7.2. Seller's Costs. Seller will pay the following costs of closing this transaction:

7.2.1. The Virginia Grantor's Tax;

7.2.2. The Congestion Relief Fee (if applicable);

7.2.3. One-half (1/2) of all settlement fees approved by Seller and other charges of the Title Company due in connection with the closing of this transaction which are attributable to Seller;

7.2.4. The fees and disbursements of Seller's counsel;

7.2.5. All release fees and other charges required to be paid in order to release from the Property the lien of any encumbrance, lien or other title exceptions other than Permitted Exceptions, including, without limitation, mortgages or other security interests which Seller is obligated to remove pursuant to the terms of this Agreement; and

7.2.6. Subject to Section 7.1.7, one-half (1/2) of the Escrow Agent's Fee.

7.3. Prorations. All revenues and expenses, including, but not limited to, rents and any other amounts paid by tenants, any personal property taxes, installment payments of special assessment liens, sewer charges, utility charges and normally prorated operating expenses billed or paid as of the Closing Date shall be prorated as of 11:59 p.m., Washington, D.C. time, on the day before the Closing Date and shall be adjusted against the Purchase Price due at Closing, provided that within sixty (60) days after Closing, Purchaser and Seller will make a further adjustment for such rents, taxes or charges which may have accrued or been incurred prior to the Closing Date, but not received or paid at that date.

7.4. Security Deposits. At Closing, Seller shall credit against the Purchase Price an amount equal to the balance of all cash security, damage or other deposits paid by any of the tenants to secure their respective obligations under the Leases as set forth on the Rent Roll attached hereto as Exhibit 5.1.16, unless otherwise permitted pursuant to Section 4.9 of this Agreement. Seller represents that there are no letters of credit, bonds, notes or other instruments constituting security deposits ("Non- Cash Security Deposits") under any of the Leases.

7.5. Taxes and Impositions. General real estate taxes and special assessments relating to the Property payable during the year in which Closing occurs shall be prorated with respect to the Property as of the Closing Date. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year; provided that, if the taxes and special assessments payable during the year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly shall adjust the proration of such taxes and special assessments, and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the Deed delivered hereunder but shall survive the Closing.

7.6. In General. Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom in Fairfax County, Virginia.

7.7. Purpose and Intent. Except as expressly provided herein, the purpose and intent as to the provisions for prorations and apportionments set forth in this Section 7 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through 11:59 p.m. on the day preceding the Closing and Purchaser shall bear all such expenses and receive all such income accruing thereafter.

7.8. Purpose and Intent. All rents or other amounts received by Purchaser from any tenant which owes rent under its Lease for any period occurring prior to Closing which are received by Purchaser ("Overdue Rents") after Closing, shall be applied by Purchaser first to the account of Purchaser for amounts then currently or past due and owing to Purchaser by the tenant from whom the rent in question was received, and the balance of any such funds shall be remitted by Purchaser to Seller in payment of such Overdue Rents. Purchaser shall have no obligation to collect, or to attempt to collect any Overdue Rents from any of the tenants under the Leases or from any other party owing any amounts in respect to their use of the Property during any period prior to Closing; provided, however, that Purchaser shall act in good faith to promptly deliver any Overdue Rents to Seller pursuant to the immediately preceding sentence. Seller shall have no right to take any action against any of the tenants in possession of any portion of the Property as of the Effective Date (or against any guarantors of the obligations of such tenants under any Lease) to collect any Overdue Rents or to otherwise exercise any remedy provided under a Lease in respect to any default or alleged default by such tenant occurring prior to Closing. Purchaser's obligations under this Section 7.8 to remit Overdue Rent to Seller shall terminate and shall be of no further effect from and after the date which is three (3) months after the Closing Date.

8.	CLOSING AND ESCROW.

8.1. Seller's Deliveries. Seller shall deliver at Closing the following original documents, each executed and, if required, acknowledged:

8.1.1. A special warranty deed, in the form attached hereto as Exhibit 8.1.1  (the "Deed"), conveying title to Purchaser of the Real Property, subject only to the Permitted Exceptions.

8.1.2. A bill of sale, in the form attached hereto as Exhibit 8.1.2 (the "Bill of Sale"), conveying to Purchaser the Entitlements and any Personal Property at the Property.

8.1.3. (a) Originals, if under Seller's possession or control, or copies of the Existing Leases described in Section 1.1.6 hereof which are still in effect as of Closing and any New Leases approved by Purchaser and entered into pursuant to Section 4.7 hereof; (b) a current listing of any tenant security deposits and prepaid rents held by Seller with respect to the Property, certified by an officer of Seller to the satisfaction of Purchaser; (c) an assignment of the Leases described in subsection (a), above, security deposits, and prepaid rents by way of an assignment and assumption agreement, in the form attached hereto as Exhibit 8.1.3 (the "Assignment of Leases"), assigning to Purchaser Seller's rights, title and interest in and to the Leases and Security Deposits affecting the Property; (d) originals of any Non-Cash Security Deposits under any of the Leases which are transferable without the consent of any third party, endorsed by Seller to Purchaser or Purchaser's order, without recourse; and (e) to the extent not assignable without the consent of any third party, originals of any such letters of credit, bonds, notes or other documents representing security deposits under any of the Leases, together with the assignments, consents or approvals necessary to make such transfer or assignment to Purchaser permissible or legal, or, if any applicable consents have not been procured as of the Closing Date, copies of such letters of credit, bonds, notes or other documents, pending the completion of the consent, approval or assignment process, subject to the escrow requirements of Section 7.4.

8.1.4. Originals, if under Seller's possession or control, or copies of all of the Assumed Contracts relating to the Property which Purchaser has elected to assume pursuant to the terms hereof; and (b) an assignment of such Contracts to Purchaser by way of an assignment and assumption agreement, in the form attached hereto as Exhibit 8.1.4 (the "Assignment of Contracts"), conveying to Purchaser Seller's rights, title and interest in and to the Assumed Contracts attributable to the Property.

8.1.5. Originals, if under Seller's possession or control, or copies of all Warranties then in effect, if any, with respect to the Property or to the Improvements or any repairs or renovations to such Improvements and Personal Property; and (b) an assignment of all such warranties and guarantees being conveyed hereunder, in the form attached hereto as Exhibit 8.1.5, conveying to Purchaser Seller's rights, title and interests in and to the Warranties attributable to the Property.

8.1.6. All books and records relating to the Property held by or for the account of Seller.

8.1.7. An affidavit pursuant to the Foreign Investment and Real Property Tax Act, in the form attached hereto as Exhibit 8.1.7.

8.1.8. A certification by Seller in the form of Exhibit 8.1.8, restating and certifying that the representations and warranties made in Sections 5.1 and 5.3 hereof are true and accurate on the Closing Date.

8.1.9. Evidence of Seller's authority, and the authority of the person executing the Deed and the other documents at Closing on behalf of Seller, acceptable to Purchaser and the Title Company, to enter into the transactions contemplated by this Agreement.

8.1.10. An "owner's affidavit", in form reasonably acceptable to Purchaser and the Title Company and sufficient for the Title Company to delete any exceptions for (a) mechanics' or materialmen's liens arising from work at the Property which is the responsibility of Seller hereunder, (b) parties in possession, other than tenants as tenants only, and, (c) matters not shown in the public records.

8.1.11. A settlement statement (the "Settlement Statement"), prepared by the Title Company.

8.1.12. All Estoppel Certificates received by Seller from tenants of the Property as required under Section 6.1.10, above.

8.1.13. Transfer and Recordation Tax Declarations, or other similar documents required to be executed in connection with the recordation of the Deed.

8.1.14. Tenant notification letters, in the form attached hereto as Exhibit 8.1.14, to each of the tenants under the Leases, notifying each such tenant that the Property has been conveyed to Purchaser and directing each tenant to make all payments of rent and to send any notices or other correspondence regarding their respective Leases to the persons and addresses to be determined by Purchaser and specified in each such letter, on and after the Closing Date.

8.1.15. Letters to contractors, to the extent Purchaser is assuming their Contracts, and utility companies serving the Property, in the form attached hereto as Exhibit 8.1.15, advising them of the sale of the Property to Purchaser and directing to Purchaser all bills for the services provided to the Property on and after the Closing Date.

8.1.16. An updated Rent Roll for the Building, certified by Seller as true, accurate and complete as of a date no earlier than one (1) business day prior to the Closing Date.

8.1.17. All of Seller's property files relating to the operation of the Property, including, without limitation, the originals of all tenant files and correspondence, including all original Leases to the extent that they are in Seller's possession or control.

8.1.18. Such other documents as may be reasonably requested by Purchaser and/or Title Company in order to consummate the transaction contemplated in this Agreement.

8.2. Purchaser's Deliveries. At the Closing, Purchaser shall (a) pay Seller the Purchase Price as required by, and in the manner described in, Section 2 hereof, and (b) execute and deliver the following documents:

8.2.1. The Assignment of Leases.

8.2.2. The Assignment of Assumed Contracts.

8.2.3. A certification by Purchaser in the form of Exhibit 8.2.5, restating and certifying that the representations and warranties made in Sections 5.2 and 5.3 hereof are true and accurate on the Closing Date.

8.2.4. Evidence of Purchaser's authority, and the authority of the person executing any documents at Closing on behalf of Purchaser, acceptable to Seller and the Title Company, to enter into the transactions contemplated by this Agreement.

8.2.5. The Settlement Statement.

8.2.6. Transfer and Recordation Tax Declarations, or other similar documents required to be executed in connection with the recordation of the Deed.

8.3. Possession. Purchaser shall be entitled to possession of the Property at the conclusion of the Closing.

9.	DAMAGE, DESTRUCTION AND CONDEMNATION.

9.1. Damage and Destruction. Except as provided herein, Seller assumes all risk of loss or damage to the Property by fire or other casualty, not otherwise caused by Purchaser, until the Deed is properly recorded among the appropriate public records. If at any time on or prior to the Closing Date any portion of the Property is destroyed or damaged as a result of fire or any other cause whatsoever, Seller shall promptly give written notice thereof to Purchaser. In the event that (a) the total cost to repair or restore such destruction or damage, as determined by Seller's insurance claim adjuster, exceeds $100,000, and/or (b) the estimated time to restore or repair such destruction or damage, as determined by Seller's insurance claim adjuster, exceeds ninety (90) days, and/or (c) any tenant under any of the Leases has the right to terminate its lease as a result of the damage or destruction of the Property, Purchaser shall have the right to terminate this Agreement by written notice to Seller within ten (10) days following the date upon which Purchaser receives Seller's written notice of the destruction or damage. If (i) such destruction or damage can be repaired or restored for $100,000 or less, and can be repaired in less than ninety (90) days or if no tenant has terminated its lease as a result of the damage or destruction to the property, or (ii) the cost of such repair or restoration shall exceed $100,000, and/or the time to complete the repair and restoration of the Property shall exceed ninety (90) days, but Purchaser does not elect to so terminate this Agreement within said ten (10) day period, this Agreement shall remain in full force and effect and the parties shall proceed to Closing without any reduction or adjustment in the Purchase Price, except that all insurance proceeds will be assigned to Purchaser and Seller will pay to Purchaser any deductible under Seller's insurance policy.

9.2. Condemnation. Notwithstanding any provision to the contrary contained in this Agreement, in the event, at any time on or prior to the Closing Date, any action or proceeding is filed, under which the Property, or any portion thereof, may be taken pursuant to any law, ordinance or regulation or by condemnation or the right of eminent domain, Seller shall promptly give to Purchaser written notice thereof (which notice shall describe the type of action being taken against the Property, and which portions of the Property will be affected thereby), together with a true and complete copy of any writing received by Seller in respect thereto, and Purchaser shall have the right to terminate this Agreement by written notice to Seller within ten (10) days following the date of Seller's written notice of such action or proceeding, and demand and receive the return of the Deposit without any right by the Seller to object to, or delay, such return. If Purchaser does not elect to so terminate this Agreement within said ten (10) day period, this Agreement shall remain in full force and effect and the parties shall proceed to Closing without any reduction or adjustment in the Purchase Price, except that all condemnation proceeds will be assigned to Purchaser at Closing.

10.	DEFAULT AND REMEDIES.

10.1. Purchaser Default. lf, after the Approval Date, Purchaser shall fail or refuse to purchase the Property in violation of Purchaser's obligations hereunder for any reason other than a default by Seller under this Agreement or a failure of condition including the Conditions Precedent to Closing pursuant to Section 6, above, and provided that Seller is then ready, willing and able to proceed to Closing, has performed all of its material obligations hereunder and all Conditions Precedent to Closing hereunder have been satisfied (and Seller's delivery of its documents required for Closing into escrow pending Purchaser's performance shall be deemed to satisfy the foregoing requirements), Seller shall have as its sole remedy the right to terminate this Agreement and receive the full amount of the Deposit and all interest earned thereon pursuant to the Escrow Agreement. Seller and Purchaser acknowledge and agree that (a) it would be extremely difficult to accurately determine the amount of damages suffered by Seller as a result of Purchaser's default hereunder; (b) the Deposit constitutes a fair and reasonable amount to be received by Seller as agreed and liquidated damages for Purchaser's default under this Agreement, as well as a fair, reasonable and customary amount to be paid as liquidated damages to a seller in an arm's length transaction of the type contemplated by this Agreement upon a default by the purchaser thereunder; (c) receipt by Seller of the Deposit upon Purchaser's default hereunder shall not constitute a penalty or a forfeiture; and (d) Seller waives all other claims for damages except for any claims of indemnification which survive termination of this Agreement.

10.2. Seller Default. In the event that Purchaser is then ready, willing and able to proceed to Closing and has performed all of its material obligations hereunder, and: (a) Seller shall fail to sell, transfer and assign the Property to Purchaser for any reason when obligated to do so under this Agreement (other than as occasioned by Purchaser's default of its obligations hereunder), and/or (b) Seller shall fail to perform any other material obligation of Seller hereunder, and/or (c) Seller shall materially breach any warranty, or misrepresent any representation, made or granted by Seller under this Agreement or any document or instrument given in connection herewith, and if Seller shall fail to cure any of the same within the earlier of (i) two (2) business days prior to the Outside Date, or (ii) fifteen (15) days following Purchaser's written notice thereof, describing such misrepresentation, performance failure or breach in reasonable detail and the same is not barred by the provisions of Section 5.4, above, Purchaser shall be entitled, as its sole remedies hereunder, to: (x) seek specific performance of such obligation, warranty or representation, (y) terminate this Agreement and demand and receive the return of the Deposit pursuant to the Escrow Agreement, to the extent that Closing has not yet occurred, or (z) to the extent that Closing has occurred, institute any action available to Purchaser at law or in equity to recover its actual and consequential damages as a result of such performance failure, breach or misrepresentation by Seller, where said damages (exclusive of attorneys' fees) shall be limited to $250,000. The foregoing limitation on damages shall not apply in the event that a court of competent jurisdiction determines that Purchaser's damages result fraud by Seller.

10.3. Attorneys' Fees. Notwithstanding anything to the contrary in this Agreement, in the event that either Seller or Purchaser, as the case may be, shall bring a lawsuit against the other party for breach of such party's obligations under this Agreement, the losing party shall pay the prevailing party's costs and expenses incurred in connection with such litigation, including without limitation reasonable attorneys' fees; provided however, that such costs and expenses shall not exceed that amount determined by the court to bear a reasonable relationship to the substance of the issues in dispute on which the prevailing party has succeeded, and the remedy granted to the prevailing party. The "prevailing party" shall be determined by the court hearing such matter.

11. NOTICES. Any notice required or permitted to be given hereunder must be in writing and shall be deemed to be given (a) when hand delivered, or (b) one (1) business day after pickup by United Parcel Service (Overnight) or Federal Express, or another similar overnight express service, or (c) when transmitted by email, telecopy or facsimile, provided that a counterpart of such notice is also delivered within one (1) business day thereof pursuant to one of the two manners specified in Sections 11(a) or 11(b), above, in any case addressed to the parties at their respective addresses set forth below:

If to Purchaser:

Gyrodyne Company of America, Inc.
1 Flowerfield
Suite 24
St. James, NY 11780
Attn: Peter Pitsiokos
Fax: (631) 584-7075
Email: ppitsiokos@gyrodyne.com

With a Copy to:

Vorys, Sater, Seymour and Pease LLP
277 South Washington Street, Suite 310
Alexandria, VA 22314
Attn: Andrew F. Palmieri, Esquire
Fax: (703) 518-2762
Email: afpalmieri@vorys.com

If to Seller:

Fairfax Medical Center, LLC
c/o Chung & Press, P.C.
6718 Whittier Avenue, Suite 200
McLean, VA 22101
Attn: Philip K. Chung, Esquire
Fax: (703) 734-0590
Email: pchung@chung-press.com

or in each case to such other address as either party may from time to time designate by giving notice in writing pursuant to this Section 11 to the other party. Telephone numbers are for informational purposes only. Effective notice will be deemed given only as provided above, except as otherwise expressly provided in this Agreement.

12.	MISCELLANEOUS.

12.1. Entire Agreement. This Agreement, together with the Schedules and Exhibits attached hereto, all of which are incorporated by reference, supersedes all other agreements (oral or written) between the parties hereto and constitutes the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

12.2. Severability. If any provision of this Agreement or its application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

12.3. Applicable Law. This Agreement shall be construed and enforced in accordance with the internal laws of the Commonwealth of Virginia.

12.4. Assignment. Purchaser shall not have any right to assign its rights or obligations under this Agreement without the prior written consent of Seller; provided, however, Seller's consent shall not be required for any assignment by Purchaser of its rights and obligations under this Agreement to any person or entity that is an Affiliate of Purchaser. For purposes of this Section 12.4, an "Affiliate" shall be (i) a business entity in which Purchaser holds at least twenty-five percent (25%) of the total equity interests of such entity; (ii) a wholly-owned subsidiary of Purchaser; or (iii) an entity that is otherwise owned or controlled directly or indirectly by Purchaser. "Control" as used herein shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity in question, whether through ownership of voting securities or by contract. In the event of an assignment of this Agreement by Purchaser to an Affiliate, Purchaser shall promptly deliver to Seller evidence of the assignment and satisfaction of the elements required to establish that the assignee is an Affiliate of Purchaser. Any assignment or attempted assignment of this Agreement or the rights and obligations hereunder other than strictly in accordance with the provisions of this Section 12.4 shall be null and void and of no force or effect.

12.5. Successors Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

12.6. No Public Disclosure. Prior to Closing, Seller shall not issue or permit any press releases or other dissemination of information to the media or responses to requests from the media for information relating to the transaction contemplated herein without the prior written consent of Purchaser.

12.7. Captions; Interpretation. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions. Whenever the context may require, words used in this Agreement shall include the corresponding feminine, masculine, or neuter forms, and the singular shall include the plural and vice versa. Unless the context expressly indicates otherwise, all references to "Section" are to sections of this Agreement.

12.8. No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest or permitted assigns.

12.9. Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. A facsimile or electronic signature shall be deemed to be the equivalent of an original signature.

12.10. Proper Execution. The submission by Purchaser to Seller of this Agreement in an unsigned form shall be deemed to be a submission solely for Seller's consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option or an offer, and shall not confer any rights upon Seller or impose any obligations upon Purchaser irrespective of any reliance thereon, change of position or partial performance. The submission by Purchaser to Seller of this Agreement for execution by Seller and the actual execution thereof by Seller and delivery to Purchaser by Seller shall similarly have no binding force and effect on Purchaser unless and until Purchaser shall have executed this Agreement and a counterpart hereof executed by Purchaser and Seller shall have been delivered to Seller.

12.11. Waiver. No waiver of any breach of any agreement or provision contained herein shall be deemed a waiver of any preceding or succeeding breach of any other agreement or provision herein contained. No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.

12.12. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY.

12.13. Business Days. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should fall on a Saturday, Sunday or Legal Holiday (hereinafter defined), the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or Legal Holiday. As used herein, the term "Legal Holiday" shall mean any local or federal holiday on which post offices are closed in the Commonwealth of Virginia.

12.14. Time of Essence. Time is of the essence of this Agreement.

12.15. Confidentiality. Neither party hereto shall, without the prior written consent of the other party, disclose or provide a copy of this Agreement, or any part hereof, or any of the agreements, covenants or transactions contained herein, or delivered in connection herewith, to any third party (other than to each party's attorneys, accountants, financial and other professional advisors, management agents, lenders or to others as may be required to effectuate the consummation of the transaction contemplated herein or by process of law), nor shall either party use or share the information contained in this Agreement for purposes of trading in registered securities of Purchaser, its parent, subsidiaries or affiliates.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Seller has executed this Purchase and Sale Agreement on the date set forth below, effective as of the date first set forth above.

SELLER:

FAIRFAX MEDICAL CENTER, LLC
a Virginia limited liability company

By:  /s/ John Son Chung
John Son Chung
Managing Member

Date: 2-2-2009

IN WITNESS WHEREOF, Purchaser has executed this Purchase and Sale Agreement on the date set forth below, effective as of the date first set forth above.

PURCHASER:

GYRODYNE COMPANY OF AMERICA, INC.
a New York corporation

By:  /s/ Peter Pitsiokos, C.O.O.
Peter Pitsiokos
Chief Operating Officer

Date: February 2, 2009